EXHIBIT 1:
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FOR IMMEDIATE RELEASE
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DECEMBER 20, 1999


                              NDC AUTOMATION, INC.
                      ANNOUNCES DIRECTOR'S RESIGNATION AND
                             PROMOTION OF CFO TO COO

         CHARLOTTE, NC, DECEMBER 20, 1999, NDC AUTOMATION, INC. ( OTC BULLETIN BOARD "AGVS", www.ndca.com) announces that Mr. Ralph Dollander has resigned as a director on the board. The Board of Directors intends to announce Mr. Dollander's successor for a board seat in the near future. He maintains the position as President and CEO until his contract expires on February 29, 2000 and will be available to the Board for non-operational duties until then.

By order of the NDC Automation Board, the Directors promote Mr. Claude Imbleau to the newly created position of Chief Operations Officer. Mr. Imbleau will be responsible for all operations of the Company. Mr. Imbleau will also continue as Chief Financial Officer of the Company.

Mr. Imbleau received his graduate diploma from McGill University, Montreal, Canada in 1982, has served the Company as Vice President/Finance and Administration since May 1988, and has been its Comptroller and Chief Accounting Officer since January 1987. During 1992, Mr. Imbleau was elected Chief Financial Officer, and in February 1993 he was elected Treasurer. Since January 1984, he has served the Company and its predecessors in various executive capacities. Mr. Imbleau says he is committed to continuing the Company's focus on growth opportunities in areas that offer the Company improved earnings potential.

NDCA provides an integrated package of controls technology and related products to be incorporated into and used to control Automatic Guided Vehicle Systems
(AGVS). The Company also provides turnkey AGVS solutions to end-users and to system integrators. NDCA's controls, hardware and software, are designed for optimal flexibility and accuracy and are well suited for a broad range of vehicle types.

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For further information contact:
Claude Imbleau
COO